Exhibit 99.1
                                 ------------


CONSOLIDATED FINANCIAL STATEMENTS

Financial Guaranty Insurance Company and Subsidiaries

December 31, 2006
with Report of Independent Auditors

             Financial Guaranty Insurance Company and Subsidiaries

                       Consolidated Financial Statements


                               December 31, 2006




                                   Contents

Report of Independent Auditors..............................................  1

Consolidated Balance Sheets.................................................  2
Consolidated Statements of Income...........................................  3
Consolidated Statements of Stockholder's Equity.............................  4
Consolidated Statements of Cash Flows.......................................  5
Notes to Consolidated Financial Statements..................................  6

            Report of Independent Registered Public Accounting Firm


The Board of Directors and Stockholder
Financial Guaranty Insurance Company

We have audited the accompanying consolidated balance sheets of Financial Guaranty Insurance Company and Subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.



                                                     /S/ Ernst & Young LLP


New York, New York
February 2, 2007

                             Financial Guaranty Insurance Company and Subsidiaries

                                          Consolidated Balance Sheets

                                (Dollars in thousands, except per share amounts)

                                                                                 December 31,    December 31,
                                                                                     2006            2005
                                                                         --------------------------------------
                                                                               (Unaudited)
Assets
Fixed maturity securities, available for sale, at fair value
   (amortized cost of  $3,627,344 in 2006 and $3,277,291 in 2005)             $     3,627,007   $     3,258,738
Variable interest entity fixed maturity securities, held to maturity
   at amortized cost                                                                  750,000                 -
Short-term investments                                                                211,726           159,334
                                                                         --------------------------------------
Total investments                                                                   4,588,733         3,418,072

Cash and cash equivalents                                                              29,963            45,077
Accrued investment income                                                              49,843            42,576
Reinsurance recoverable on losses                                                       1,485             3,271
Prepaid reinsurance premiums                                                          156,708           110,636
Policy acquisition costs deferred, net                                                 93,170            63,330
Receivable from related parties                                                         2,483             9,539
Property and equipment, net of accumulated depreciation of $2,107 in
   2006 and  $885 in 2005                                                               2,617             3,092
Prepaid expenses and other assets                                                      17,589            10,354
Foreign deferred tax asset                                                              3,491             3,500
Current income tax receivable                                                               -             2,158
                                                                         --------------------------------------
Total assets                                                                  $     4,946,082   $     3,711,605
                                                                         ======================================

Liabilities and stockholder's equity
Liabilities:
    Unearned premiums                                                         $     1,347,592   $     1,201,163
    Losses and loss adjustment expense reserves                                        40,299            54,812
    Ceded reinsurance balances payable                                                  7,524             1,615
    Accounts payable and accrued expenses and other liabilities                        43,405            36,359
    Capital lease obligations                                                           2,941             4,262
    Payable for securities purchased                                                   10,770                 -
    Variable interest entity floating rate notes                                      750,000                 -
    Accrued interest expense  - variable interest entity                                1,298                 -
    Current income taxes payable                                                       17,520                 -
    Deferred income taxes                                                              76,551            45,963
    Dividends payable                                                                  10,000                 -
                                                                         --------------------------------------
Total liabilities                                                                   2,307,900         1,344,174
                                                                         --------------------------------------

Stockholder's equity:
   Common stock, par value $1,500 per share; 10,000 shares authorized,
     issued and outstanding                                                            15,000            15,000
   Additional paid-in capital                                                       1,901,799         1,894,983
   Accumulated other comprehensive income (loss), net of tax                            6,500           (13,597)
   Retained earnings                                                                  714,883           471,045
                                                                         --------------------------------------
Total stockholder's equity                                                          2,638,182   $     2,367,431
                                                                         --------------------------------------
Total liabilities and stockholder's equity                                    $     4,946,082   $     3,711,605
                                                                         ======================================

See accompanying notes to consolidated financial statements.

                                                                                                              2

                                     Financial Guaranty Insurance Company and Subsidiaries

                                               Consolidated Statements of Income

                                                     (Dollars in thousands)


                                                                            Year ended         Year ended         Year ended
                                                                           December 31,       December 31,       December 31,
                                                                               2006               2005               2004
                                                                        -----------------------------------------------------
         Revenues:
            Gross direct and assumed premiums written                   $       441,231    $       410,202    $       323,575
            Reassumed ceded premiums                                                  -                  -              4,959
            Ceded premiums written                                              (74,417)           (29,148)           (14,656)
                                                                        -----------------------------------------------------
            Net premiums written                                                366,814            381,054            313,878
            Change in net unearned premiums                                    (100,357)          (156,485)          (138,929)
                                                                        -----------------------------------------------------
         Net premiums earned                                                    266,457            224,569            174,949

         Net investment income                                                  138,475            117,072             97,709
         Interest income - investments held by variable interest
            entity                                                               35,893                  -                  -
         Net realized gains                                                         274                101                559
         Net realized and unrealized gains (losses) on credit
            derivative contracts                                                    507               (167)                 -
         Other income                                                             1,815                762                736
                                                                        -----------------------------------------------------
         Total revenues                                                         443,421            342,337            273,953

         Expenses:
            Loss and loss adjustment expenses                                    (8,700)            18,506              5,922
            Underwriting and other operating expenses                            91,614             82,064             73,426
            Policy acquisition costs deferred, net                              (39,728)           (38,069)           (32,952)
            Amortization of policy acquisition costs deferred                    11,486              8,302              2,038
            Interest expense - debt held by variable interest entity             35,893                  -                  -
                                                                        -----------------------------------------------------
         Total expenses                                                          90,565             70,803             48,434
                                                                        -----------------------------------------------------

         Income before income tax expense                                       352,856            271,534            225,519

         Income tax expense:
            Current                                                              67,895             32,370             42,510
            Deferred                                                             21,123             32,738             12,923
                                                                        -----------------------------------------------------
         Total income tax expense                                                89,018             65,108             55,433
                                                                        -----------------------------------------------------
         Net income                                                     $       263,838    $       206,426    $       170,086
                                                                        =====================================================


See accompanying notes to consolidated financial statements.

                                                                                                                              3

                                 Financial Guaranty Insurance Company and Subsidiaries

                                    Consolidated Statements of Stockholder's Equity

                                                 (Dollars in thousands)

                                                                                Accumulated
                                                                                      Other
                                                                Additional    Comprehensive
                                                       Common      Paid-in   (Loss) Income,     Retained
                                                        Stock      Capital       Net of Tax     Earnings          Total
                                                     ------------------------------------------------------------------
Balance at January 1, 2004                             15,000    1,857,772            2,059       94,533      1,969,364
Net income                                                  -            -                -      170,086        170,086
Other comprehensive income:
   Change in fixed maturity securities
     available for sale, net of tax                         -            -            9,340            -          9,340
   Change in foreign currency translation
     adjustment, net of tax                                 -            -            4,086            -          4,086
                                                                                                      -----------------
Total comprehensive income                                                                                      183,512
Capital contribution                                        -       25,000                -            -         25,000
                                                     ------------------------------------------------------------------
Balance at December 31, 2004                           15,000    1,882,772           15,485      264,619      2,177,876
Net income                                                  -            -                -      206,426        206,426
Other comprehensive income:
   Change in fixed maturity securities
     available for sale, net of tax                         -            -          (23,550)           -        (23,550)
   Change in foreign currency translation
     adjustment, net of tax                                 -            -           (5,532)           -         (5,532)
                                                                                                      -----------------
Total comprehensive income                                                                                      177,344
Capital contribution                                        -       12,211                -            -         12,211
                                                     ------------------------------------------------------------------
Balance at December 31, 2005                           15,000    1,894,983          (13,597)     471,045      2,367,431
Net Income                                                  -            -                -      263,838        263,838
Other comprehensive income:
     Change in fixed maturity securities
     available for sale, net of tax                         -            -           11,901            -         11,901
   Change in foreign currency translation
     adjustment, net of tax                                 -            -            8,196            -          8,196
                                                                                                      -----------------
Total comprehensive income                                  -            -                -            -        283,935
Dividends declared to FGIC Corp.                            -            -                -      (20,000)       (20,000)
Amortization of stock options and restricted stock          -        6,816                -            -          6,816
                                                     ------------------------------------------------------------------
Balance at December 31, 2006                         $ 15,000   $1,901,799   $        6,500    $ 714,883    $ 2,638,182
                                                     ==================================================================


See accompanying notes to consolidated financial statements.

                                                                                                                              4

                                       Financial Guaranty Insurance Company and Subsidiaries

                                               Consolidated Statements of Cash Flows

                                                      (Dollars in thousands)


                                                                             Year ended        Year ended         Year ended
                                                                            December 31,      December 31,       December 31,
                                                                                2006              2005               2004
                                                                        ----------------------------------------------------------
         Operating activities
         Net income                                                     $       263,838    $       206,426    $       170,086
         Adjustments to reconcile net income to net cash provided
           by operating activities:
              Amortization of policy acquisition costs deferred                  11,486              8,574              2,038
              Policy acquisition costs deferred                                 (39,728)           (38,069)           (32,952)
              Depreciation of property and equipment                              1,222                721                164
              Amortization of fixed maturity securities                          33,774             31,504             37,013
              Amortization of short-term investments                                131                481                 29
              Net realized gains on investments                                    (274)              (101)              (559)
              Stock compensation expense                                          6,816                  -                  -
              Change in accrued investment income, prepaid
               expenses, foreign deferred tax asset, and other
               assets, net                                                      (14,725)            (8,504)            (5,545)
              Change in realized and unrealized gains on credit
               derivative contracts                                               1,336                167                  -
              Change in current income taxes receivable                               -                  -                126
              Change in reinsurance recoverable on losses                         1,786               (217)             5,011
              Change in prepaid reinsurance premiums                            (46,072)            (1,344)            14,476
              Change in other reinsurance receivables                                 -                  -              5,295
              Change in receivable from related parties                           7,056             (8,737)             8,957
              Change in unearned premiums                                       147,589            157,829            124,452
              Change in loss and loss adjustment expenses                       (14,513)            15,631             (1,286)
              Change in ceded reinsurance balances payable and
               accounts payable and accrued expenses and other
               liabilities                                                       10,529              8,923              7,348
              Change in current income taxes payable                             19,678             (6,559)             4,401
              Change in accrued interest expense - variable
              interest entity                                                     1,298                  -                  -
              Change in deferred federal income taxes                            20,878             19,252             12,923
                                                                        ----------------------------------------------------------
         Net cash provided by operating activities                              412,105            385,977            351,977
                                                                        ----------------------------------------------------------

         Investing activities
         Sales and maturities of fixed maturity securities                      198,186            122,638            284,227
         Purchases of fixed maturity securities                                (576,386)          (520,089)          (546,028)
         Purchases, sales and maturities of short-term
           investments, net                                                     (52,126)           (19,342)          (126,125)
         Receivable for securities sold                                               -                (20)               170
         Payable for securities purchased                                        10,770             (5,715)             5,715
         Purchase of fixed assets                                                  (477)            (1,405)            (2,572)
         Purchase of investments held by variable interest entity              (750,000)                 -                  -
                                                                        ----------------------------------------------------------
         Net cash used in investing activities                               (1,170,033)          (423,933)          (384,613)
                                                                        ----------------------------------------------------------

         Financing activities
         Proceeds from issuance of debt held by variable interest
         entity                                                                 750,000                  -                  -
         Capital contribution                                                         -             12,211             25,000
         Dividends paid                                                         (10,000)                 -                  -
                                                                        ----------------------------------------------------------
         Net cash provided by  financing activities                             740,000             12,211             25,000
                                                                        ----------------------------------------------------------
         Effect of exchange rate changes on cash                                  2,814              1,530             (1,717)
                                                                        ----------------------------------------------------------
         Net decrease in cash and cash equivalents                              (15,114)           (24,215)            (9,353)

         Cash and cash equivalents at beginning of period                        45,077             69,292             78,645
                                                                        ----------------------------------------------------------
         Cash and cash equivalents at end of period                     $        29,963    $        45,077    $        69,292
                                                                        ==========================================================

         Supplemental disclosure of cash flow information
         Income taxes paid                                              $        47,507    $        49,613    $        40,890
         Interest paid - debt held by variable interest entity          $        34,595                  -                  -

See accompanying notes to consolidated financial statements

                                                                                                                                 5

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)

1. Business and Organization

Financial Guaranty Insurance Company (the "Company" or "FGIC") is a wholly owned subsidiary of FGIC Corporation ("FGIC Corp."). The Company provides financial guaranty insurance and other forms of credit enhancement for public finance and structured finance obligations. The Company's financial strength is rated "Aaa" by Moody's Investors Service, Inc., "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and "AAA" by Fitch Ratings, Inc. The Company is licensed to write financial guaranty insurance in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, and, through a branch, the United Kingdom. In addition, a United Kingdom subsidiary of the Company is authorized to write financial guaranty business in the United Kingdom and has passport rights to write business in other European Union member countries.

On December 18, 2003, an investor group consisting primarily of The PMI Group, Inc. ("PMI"), affiliates of the Blackstone Group L.P. ("Blackstone"), affiliates of the Cypress Group L.L.C. ("Cypress") and affiliates of CIVC Partners L.P. ("CIVC") (collectively, the "Investor Group") completed the acquisition of FGIC Corp. from a subsidiary of General Electric Capital Corporation ("GE Capital") in a transaction valued at approximately $2,200,000 (the "Transaction"). An affiliate of GE Capital owns 2,346 shares, or 100%, of FGIC Corp.'s Senior Participating Mandatorily Convertible Modified Preferred Stock ("Senior Preferred Shares"), with an aggregate liquidation preference of $287,255 as of December 31, 2006, and approximately 5% of FGIC Corp.'s outstanding common stock.

PMI is the largest stockholder of FGIC Corp., owning approximately 42% of its common stock at December 31, 2006 and 2005. Blackstone, Cypress and CIVC owned approximately 23%, 23% and 7% of FGIC Corp.'s common stock, respectively, at December 31, 2006 and 2005.

2. Basis of Presentation

The consolidated financial statements include the accounts of the Company and all other entities in which the Company has a controlling financial interest. All significant intercompany balances have been eliminated.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

The accompanying financial statements have been prepared on the basis of GAAP, which differs in certain respects from the accounting practices prescribed or permitted by the New York State Insurance Department (see Note 4). Certain 2005 and 2004 amounts have been reclassified to conform to the 2006 presentation.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies

The Company's significant accounting policies are as follows:

a. Investments

All the Company's fixed maturity securities are classified as available for sale and are recorded on the trade date at fair value. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive
(loss) income, net of applicable income taxes, in the consolidated statements of stockholders' equity. Short-term investments are carried at fair value, which approximates cost.

Bond discounts and premiums are amortized over the remaining terms of the respective securities. Realized gains or losses on the sale of investments are determined based on the specific identification method.

Securities that have been determined to be other than temporarily impaired are reduced to realizable value, establishing a new cost basis, with a charge to realized loss at such date.

b. Cash and Cash Equivalents

The Company considers all bank deposits, highly liquid securities and certificates of deposit with maturities of three months or less at the date of purchase to be cash equivalents. These cash equivalents are carried at cost, which approximates fair value.

c. Premium Revenue Recognition

Direct and assumed premiums are received either up-front or over time on an installment basis. The premium collection method is determined at the time the policy is issued. Up-front premiums are paid in full at the inception of the policy and are earned over the period of risk in proportion to the total amount of principal and interest amortized in the period as a proportion of the original principal and interest outstanding. Installment premiums are collected periodically and are reflected in income pro rata over the period covered by the premium payment, including premiums received on credit default swaps (see Note 6).

Gross direct and assumed premiums written for the years ended December 31, 2006, 2005, and 2004 include $15,989, $965, and $0, respectively, of assumed premiums written.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies (continued)

Unearned premiums represent the portion of premiums received applicable to future periods on insurance policies in force. When an obligation insured by the Company is refunded by the issuer prior to the end of the expected policy coverage period, any remaining unearned premium is recognized at that time. A refunding occurs when an insured obligation is called or legally defeased prior to stated maturity. Premiums earned on refundings were $41,836, $54,795, and $42,695 for the years ended December 31, 2006, 2005, and 2004, respectively.

Ceded premiums are recognized in a manner consistent with the premium earned on the underlying policies.

d. Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate directly to and vary with premium production. Such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, rating agency fees, premium taxes, ceding commissions paid on assumed policies and certain other expenses. In determining policy acquisition costs, the Company must estimate and allocate the percentage of its costs and expenses that are attributable to premium production, rather than to other activities. Policy acquisition costs, net of ceding commission income on premiums ceded to reinsurers, are deferred and amortized over the period in which the related premiums are earned. Anticipated loss and loss adjustment expenses, future maintenance costs on the in-force business and net investment income are considered in determining the recoverability of acquisition costs.

e. Loss and Loss Adjustment Expense Reserves

Provision for loss and loss adjustment expenses falls into two categories: case reserves and watchlist reserves. Case reserves are established for the value of estimated losses on specific insured obligations that are presently or likely to be in payment default and for which future loss is probable and can be reasonably estimated. These reserves represent an estimate of the present value of the anticipated shortfall between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies (continued)

The Company establishes watchlist reserves to recognize the potential for claims against the Company on insured obligations that are not presently in payment default, but which have migrated to an impaired level where there is a substantially increased probability of default. These reserves reflect an estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss given default. The methodology for establishing and calculating the watchlist reserve relies on a categorization and assessment of the probability of default, and loss severity in the event of default, of the specific impaired obligations on the watchlist based on historical trends and other factors. The watchlist reserves are adjusted as necessary to reflect changes in the loss expectation inherent in the group of impaired credits.

The reserves for loss and loss adjustment expenses are reviewed regularly and updated based on claim payments and the results of surveillance. The Company conducts ongoing insured portfolio surveillance to identify all impaired obligations and thereby provide a materially complete recognition of potential losses for each accounting period. The reserves are necessarily based upon estimates and subjective judgments about the outcome of future events, and actual results will likely differ from these estimates. Adjustments of estimates made in prior years may result in additional loss and loss adjustment expenses or a reduction of loss and loss adjustment expenses in the period an adjustment is made.

Reinsurance recoverable on losses is calculated in a manner consistent with the calculation of loss and loss adjustment expenses.

f. Income Taxes

Deferred tax assets and liabilities are recognized to reflect the tax impact attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which a change occurs.

g. Property and Equipment

Property and equipment consists of office furniture, fixtures, computer equipment and software and leasehold improvements that are reported at cost less accumulated depreciation. Office furniture and fixtures are depreciated on a straight-line basis over five years. Leasehold improvements are amortized over their estimated service lives or over the life of the lease, whichever is shorter. Computer equipment and software are depreciated over three years. Maintenance and repairs are charged to expense as incurred.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies (continued)

h. Foreign Currency Translation

The Company has an established foreign branch and three subsidiaries in the United Kingdom and insured exposure from a former branch in France. The Company has determined that the functional currencies of these operations are their local currencies. Accordingly, the assets and liabilities of these operations are translated into U.S. dollars at the rates of exchange at December 31, 2006 and 2005, and revenues and expenses are translated at average monthly exchange rates. The cumulative translation gain (loss) at December 31, 2006 and 2005 was $6,750 and $(1,446), respectively, net of tax (expense) benefit of ($3,580) and $723, respectively, and is reported as a separate component of accumulated other comprehensive income in the consolidated statements of stockholders' equity.

i. Stock Compensation Plan

FGIC Corp. has an incentive stock plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the estimated fair value of the common stock at the date of the grant. Restricted stock awards and units are valued at the estimated fair value of the common stock on the grant date. Prior to January 1, 2006, the Company accounted for grants under this plan under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies (continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment ("SFAS No. 123 (R)), using the modified-prospective-transition method. Under that method, compensation cost includes all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123(R). The Company has estimated the fair value of all stock options at the date of grant using the Black-Scholes-Merton option pricing model. Results for prior periods have not been restated.

j. Variable Interest Entities

Financial Interpretation No.46-R, Consolidation of Variable Interest Entities ("FIN 46-R"), provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company's consolidated financial statements. An entity is subject to FIN 46-R, and is called a Variable Interest Entity ("VIE"), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity's operations or that do not absorb the majority of expected losses or receive the majority of expected residual returns of the entity.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies (continued)

Under FIN 46-R, a VIE is consolidated by its primary beneficiary, which is the party that has a majority of the expected losses or a majority of the expected residual returns of the VIE, or both. FIN 46-R requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, Consolidation of all Majority-Owned Subsidiaries.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. The Company has evaluated the relevant transactions and does not believe any such transactions require consolidation or disclosure under FIN 46-R other than as disclosed in Note 10.

k. Derivative Instruments

Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, all derivative instruments are recognized on the consolidated balance sheet at their fair value, and changes in fair value are recognized immediately in earnings unless the derivatives qualify as hedges.

The Company provides credit default swaps ("CDSs") to certain buyers of credit protection by entering into contracts that reference collateralized debt obligations from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. It also offers credit protection on public finance and structured finance obligations in CDS form. The Company considers CDS agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, and to record losses and loss adjustment expenses and changes in fair value as incurred.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


3. Summary of Significant Accounting Policies (continued)

l. New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS No. 109 and prescribes metrics for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on other matters related to accounting for income taxes. FIN 48 is applicable for fiscal years beginning after December 15, 2006, with earlier application encouraged if financial statements, including interim financial statements, have not been issued for the period of adoption. The Company has not elected early application, and the interpretation is not expected to have a material impact on the Company's operating results or financial condition.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends SFAS No. 133, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and addresses issues raised in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The primary objectives of SFAS No. 155 are: (i) with respect to SFAS No. 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS No. 140, eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after January 1, 2007. The Company will adopt SFAS No. 155 on January 1, 2007 and is currently evaluating the implications of SFAS No. 155 on its financial statements. The adoption of SFAS No. 155 is not expected to have a material impact on the Company's operating results or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but its application could change current practices in determining fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the implications of SFAS No. 157 and its potential impact on the Company's financial statements.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



3. Summary of Significant Accounting Policies (continued)

m. Review of Financial Guaranty Industry Accounting Practices

The FASB is drafting a pronouncement to address loss reserving, premium recognition and deferred acquisition costs in the financial guaranty industry. Currently, the financial guaranty industry accounts for financial guaranty insurance contracts under SFAS No. 60, Accounting and Reporting by Insurance Enterprises, which was developed prior to the emergence of the financial guaranty industry. As SFAS No. 60 does not specifically address financial guaranty contracts, there has been diversity in the manner in which different financial guarantors account for these contracts. The purpose of the pronouncement would be to provide authoritative guidance on accounting for financial guaranty contracts issued by insurance companies that are not accounted for as derivative contracts under SFAS No. 133. When the FASB issues a final pronouncement, the Company, along with other companies in the financial guaranty industry, may be required to change certain aspects of accounting for loss reserves, premium income and deferred acquisition costs. It is not possible to predict the impact the FASB's pronouncement may have on the Company's accounting practices.

4. Statutory Accounting Practices

Statutory-basis surplus of the Company at December 31, 2006 and 2005 was $1,130,779 and $1,162,904, respectively. Statutory-basis net income for the years ended December 31, 2006, 2005 and 2004 was $220,519, $192,009 and
$144,100, respectively. The Company's statutory contingency reserves were $1,274,274 and $1,035,397 as of December 31, 2006 and 2005.

                         Financial Guaranty Insurance Company and Subsidiaries

                        Notes to Consolidated Financial Statements (continued)


                           (Dollars in thousands, except per share amounts)


5. Investments

The amortized cost and fair values of investments classified as fixed maturity securities are as follows:

                                                            Gross           Gross
                                          Amortized      Unrealized      Unrealized
                                            Cost            Gains          Losses        Fair Value
                                       ---------------------------------------------------------------
At December 31, 2006
Available for sale:
Obligations of states and political
   subdivisions                          $ 3,117,989      $  27,105       $   20,879     $ 3,124,215
Asset- and mortgage-backed securities        275,647            814            3,574         272,887
U.S. Treasury securities and
   obligations of U.S. government
   corporations and agencies                  90,978            528            1,655          89,851
Corporate bonds                               87,805             85            1,776          86,114
Debt securities issued by foreign
   governments                                41,426             15              245          41,196
Preferred stock                               13,499              -              755          12,744
                                       ---------------------------------------------------------------
Total fixed maturity securities            3,627,344         28,547           28,884       3,627,007
Short-term investments                       211,749              -               23         211,726
Held to maturity:
Variable interest entity fixed
   maturity securities                       750,000              -                -         750,000
                                       ---------------------------------------------------------------
Total investments                        $ 4,589,093      $  28,547       $   28,907     $ 4,588,733
                                       ===============================================================


                                                            Gross           Gross
                                          Amortized      Unrealized      Unrealized
                                            Cost            Gains          Losses        Fair Value
                                       ---------------------------------------------------------------
At December 31, 2005
 Obligations of states and political
   subdivisions                          $ 2,777,807      $  12,718       $  26,410      $ 2,764,115
 Asset- and mortgage-backed securities       209,148            135           3,490          205,793
 U.S. Treasury securities and
   obligations of U.S. government
   corporations and agencies                 148,785          1,387           2,036          148,136
 Corporate bonds                              91,422            501           1,486           90,437
 Debt securities issued by foreign
   governments                                30,930            345               5           31,270
 Preferred stock                              19,199            427             639           18,987
                                       ---------------------------------------------------------------
 Total fixed maturity securities           3,277,291         15,513          34,066        3,258,738
 Short-term investments                      159,334              -               -          159,334
                                       ---------------------------------------------------------------
 Total investments                       $ 3,436,625      $  15,513       $  34,066      $ 3,418,072
                                       ===============================================================

                                                                                                    15

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



5. Investments (continued)

The following table shows gross unrealized losses and the fair value of fixed maturity securities, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006:

                                       Less Than 12 Months                12 Months or More                      Total
                               ----------------------------------------------------------------------------------------------------
                                   Fair  Unrealized    No. of        Fair    Unrealized  No. of       Fair     Unrealized  No. of
                                  Value    Losses    Securities     Value      Losses   Securities    Value      Losses   Securities
                               -----------------------------------------------------------------------------------------------------
Obligations of states and      $ 582,407    $  1,971     173      $1,173,894   $18,908     263     $1,756,301   $ 20,879    436
   political subdivisions
Asset- and mortgage-backed
   securities                     54,862         365      13         149,103     3,209      40        203,965      3,574     53
U.S. Treasury securities
   and obligations of U.S.
   government corporations
   and agencies                   11,988          78       5          53,238     1,578      10         65,226      1,656     15
Other                             54,123         542      73          62,892     1,478      50        117,015      2,020    123
Preferred stock                        -           -      -           12,742       756       1         12,742        756      1
                               -----------------------------------------------------------------------------------------------------
Total temporarily impaired     $ 703,380    $  2,956     264      $1,451,869   $25,929     364     $2,155,249  $  28,885    628
   securities
                               =====================================================================================================

The unrealized losses in the Company's investments were caused by interest rate increases. The Company has evaluated the credit ratings of these securities and noted no deterioration. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value above amortized cost, which may be maturity, the Company did not consider these investments to be other than temporarily impaired at December 31, 2006.

Investments in fixed maturity securities carried at fair value of $4,456 and $4,625 as of December 31, 2006 and 2005, respectively, were on deposit with various regulatory authorities, as required by law.

The amortized cost and fair values of investments in fixed maturity securities available for sale at December 31, 2006 are shown below by contractual maturity date. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                Amortized            Fair
                                                  Cost              Value
                                            ----------------------------------

Due within one year                         $       72,446   $       72,036
Due after one year through five years              746,986          734,423
Due after five years through ten years           1,496,067        1,490,829
Due after ten years                              1,311,845        1,329,719
                                            ----------------------------------
Total                                       $    3,627,344   $    3,627,007
                                            ==================================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


5. Investments (continued)

For the years ended December 31, 2006, 2005 and 2004, proceeds from sales of fixed maturity securities, available for sale, were $20,781, $31,380 and $178,030, respectively. For the years ended December 31, 2006, 2005 and 2004, gross gains of $382, $185 and $1,859 respectively, and gross losses of $108, $84 and $1,300, respectively, were realized on such sales.

Net investment income of the Company was derived from the following sources:

                                                                                Year ended December 31,
                                                             -------------------------------------------------------------
                                                                    2006                2005                 2004
                                                             -------------------------------------------------------------
Income from fixed maturity securities                            $   130,498         $    112,616         $  97,720
Income from short-term investments                                    10,556                6,801             1,450
                                                             -------------------------------------------------------------
Total investment income                                              141,054              119,417            99,170
Investment expenses                                                   (2,579)              (2,345)           (1,461)
                                                             -------------------------------------------------------------
Net investment income                                                138,475              117,072            97,709
Interest income - investments held by variable interest
   entity                                                             35,893     -                                -
                                                             -------------------------------------------------------------
                                                                 $   174,368              117,072            97,709
                                                             =============================================================

As of December 31, 2006, the Company did not have more than 3% of its investment portfolio concentrated in a single issuer or industry; however, the Company had the following investment concentrations by state:

                                           Fair Value
                                       -------------------

New York                                 $      325,042
Texas                                           281,781
Florida                                         223,742
New Jersey                                      191,543
Illinois                                        186,600
California                                      180,295
Massachusetts                                   155,202
Michigan                                        128,268
                                       -------------------
                                              1,672,473

All other states                              1,389,883
All other investments                           776,377
                                       -------------------
Total investments                        $    3,838,733
                                       ===================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



6. Derivative Instruments

The Company provides CDSs to certain buyers of credit protection by entering into contracts that reference collateralized debt obligations from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. It also offers credit protection on public finance and structured finance obligations in CDS form. The Company considers CDS agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect revenues as a component of premiums, and to record claims payments, expected claims as loss and loss adjustment expenses, and changes in fair value as "Net realized and unrealized gains (losses) on credit derivative contracts" on the Consolidated Statements of Income. The Company recorded revenue under CDS agreements of $17,095, $3,036 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, the Company has recorded no losses and loss adjustments expenses related to CDS agreements.

The gains and losses recognized by recording CDS agreements at fair value are determined each quarter based on quoted market prices, if available. If quoted market prices are not available, the determination of fair value is based on an internally developed model. As of December 31, 2006 and 2005, all fair value prices were determined using an internally developed model. The following table summarizes the realized and unrealized gains (losses) on credit derivative agreements.

                                                   Year ended December 31,
                                                -----------------------------
                                                     2006          2005
                                                -----------------------------

    Change in unrealized gains                   $    2,887      $     545
    Change in unrealized losses                     (4,223)          (712)
    Realized gains                                    1,843              -
    Realized losses                                       -              -
                                                -----------------------------
Net realized and unrealized gains (losses) on    $      507      $   (167)
    credit derivative contracts                 =============================

The mark-to-market gain and (loss) on the CDS portfolio were $314 and ($1,817) at December 31, 2006, and $545 and ($712) at December 31, 2005, and were recorded in "Other assets" and in "Other liabilities," respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



7. Income Taxes

The Company files a consolidated federal income tax return with FGIC Corp. The method of allocation between FGIC Corp. and its subsidiaries is determined under a tax sharing agreement approved by the Company's Board of Directors and the New York State Insurance Department, and is based upon separate return calculations.

The Company is permitted a tax deduction, subject to certain limitations, for amounts required to be set aside in statutory contingency reserves by state law or regulation. The deduction is allowed only to the extent the Company purchases U.S. Government non-interest bearing tax and loss bonds in an amount equal to the tax benefit attributable to such deductions. Purchases of tax and loss bonds are recorded as a reduction of current tax expense. The Company did not purchase any tax and loss bonds in the year ended December 31, 2006. For the years ended December 31, 2005 and 2004, the Company purchased $13,565 and $10,810, respectively, of tax and loss bonds.

The following is a reconciliation of foreign and domestic income taxes computed at the statutory income tax rate and the provision for foreign and domestic income taxes:

                                                                   Year ended December 31,
                                                     ---------------------------------------------------
                                                           2006             2005             2004
                                                     ---------------------------------------------------
              Income taxes computed on income           $   123,500      $   95,037       $    78,932
                before provision for federal income
                taxes, at the statutory income tax
                rate
              State and local income taxes, net of
                Federal income taxes                            756             453              479
              Tax effect of:
                 Tax-exempt interest                        (35,646)        (31,072)         (28,015)
                 Other, net                                     408             690            4,037
                                                     ---------------------------------------------------
              Provision for income taxes                $    89,018      $   65,108       $   55,433
                                                     ===================================================

Following are the foreign and domestic components of provision of income taxes:

                                                                    Year ended December 31,
                                                     ---------------------------------------------------
                                                           2006             2005             2004
                                                     ---------------------------------------------------
              Foreign
                 Current                                $      (383)     $    2,409       $     (983)
                 Deferred                                      (752)         (3,038)               -
               Domestic
                 Current                                     68,278          29,961           43,492
                 Deferred                                    21,875          35,776           12,924
                                                     ---------------------------------------------------
               Total                                    $    89,018      $   65,108       $   55,433
                                                     ===================================================

                                                                            19

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


7. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 2006 and 2005 are presented below:

                                                                          2006               2005
                                                                   --------------------------------------
 Deferred tax assets:
    Tax and loss bonds                                                $      24,375        $   24,375
    Loss and loss adjustment expense reserves                                 3,717             6,180
    AMT credit carryforward                                                       -             7,140
    Property and equipment                                                      125                83
    Deferred compensation                                                     5,222             1,483
    Capital lease                                                             2,591             2,483
    Net operating loss on foreign subsidiaries                                4,228             2,948
    Other                                                                       586               266
                                                                   --------------------------------------
 Total gross deferred tax assets                                             40,844            44,958
                                                                   --------------------------------------

 Deferred tax liabilities:
    Contingency reserves                                                     42,656            42,656
    Unrealized gains on fixed maturity securities
      available for sale                                                     15,734            12,883
    Deferred acquisition costs                                               26,558            19,639
    Premium revenue recognition                                              22,915            10,359
    Profit commission                                                         1,444             1,435
    Unrealized gains on foreign currency                                      3,581               194
    Other                                                                     1,016               255
                                                                   --------------------------------------
 Total gross deferred tax liabilities                                       113,904            87,421
                                                                   --------------------------------------
 Net deferred tax liability                                           $      73,060        $   42,463
                                                                   ======================================

As of December 31, 2006 and 2005, there were gross foreign deferred tax assets of $4,359 and $3,677, respectively, and gross foreign deferred tax liabilities of $868 and $177, respectively. The net operating losses on foreign subsidiaries of $14,094 as of December 31, 2006 were generated by FGIC's United Kingdom subsidiaries. The United Kingdom does not allow net operating losses to be carried back, but does permit them to be carried forward indefinitely. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible and the estimated reversal of future taxable temporary differences, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and, therefore, has not established a valuation allowance at December 31, 2006 and 2005.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


7. Income Taxes (continued)

The Company's consolidated income tax return for the year ended December 31, 2004 is currently under examination by tax authorities. In the opinion of management, adequate provision has been made for any additional taxes that may become due as a result of current or future examinations by tax authorities.

8. Reinsurance

Reinsurance is the commitment by one insurance company (the reinsurer) to reimburse another insurance company (the ceding company) for a specified portion of the insurance risks under policies issued by the ceding company in consideration for a portion of the related premiums received. The ceding company typically will receive a ceding commission from the reinsurer.

The Company uses reinsurance to increase its capacity to write insurance for obligations of large, frequent issuers; to meet internal, rating agency or regulatory single risk limits; to diversify risk; and to manage rating agency and regulatory capital requirements. In 2005 and 2006, the Company arranged reinsurance primarily on a facultative (transaction-by-transaction) basis. During 2006, the Company began arranging reinsurance on a proportional share basis, as well.

The Company seeks to place reinsurance with financially strong reinsurance companies since, as a primary insurer, the Company is required to fulfill all its obligations to policyholders even where a reinsurer fails to perform its obligations under the applicable reinsurance agreement. The Company regularly monitors the financial condition of its reinsurers. Under most of the Company's reinsurance agreements, the Company has the right to reassume all the exposure ceded to a reinsurer (and receive all the remaining unearned premiums ceded) in the event of a ratings downgrade of the reinsurer or the occurrence of certain other events. In certain of these cases, the Company also has the right to impose additional ceding commissions.

In 2004, some of the Company's reinsurers were downgraded by the rating agencies, reducing the financial benefits of using reinsurance under rating agency capital adequacy models, because the Company must allocate additional capital to the related reinsured exposure. In connection with such a downgrade, the Company reassumed $4,959 of ceded premiums for the year ended December 31, 2004.

Under certain reinsurance agreements, the Company holds collateral in the form of letters of credit and trust agreements. Such collateral totaled $102,370 at December 31, 2006, and can be drawn on in the event of default by the reinsurer.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



8. Reinsurance (continued)

Reinsurance decreased the following balances recorded in the consolidated statements of income as follows:

                                                    Year ended December 31,
                                        -------------------------------------------------
                                              2006             2005            2004
                                        -------------------------------------------------

Net premiums earned                        $    28,324   $      25,921    $      24,173
Loss and loss adjustment expenses                1,722             217            4,759

9. Loss and Loss Adjustment Expenses

Activity in the reserves for loss and loss adjustment expenses is summarized as follows:

                                             Year ended December 31,
                                ----------------------------------------------
                                      2006             2005            2004
                                ----------------------------------------------

Case reserves                     $     33,328    $     15,700    $     18,900
Watchlist reserves                      21,484          23,481          21,567
                                ----------------------------------------------
Balance at beginning of period          54,812          39,181          40,467
Less reinsurance recoverable            (3,271)         (3,054)         (8,065)
                                ----------------------------------------------
Net balance                             51,541          36,127          32,402
                                ----------------------------------------------
Incurred related to:
  Current period                             -          23,985          11,756
  Prior periods                         (8,700)         (5,479)         (5,834)
                                ----------------------------------------------
Total incurred                          (8,700)         18,506           5,922
                                ----------------------------------------------

Paid related to:
  Current period                             -          (1,993)              -
  Prior periods                         (4,027)         (1,099)         (2,197)
                                ----------------------------------------------
Total paid                              (4,027)         (3,092)         (2,197)
                                ----------------------------------------------

Net balance                             38,814          51,541          36,127

Plus reinsurance recoverable             1,485           3,271           3,054


Case reserves                           28,558          33,328          15,700
Watchlist reserves                      11,741          21,484          23,481
                                ----------------------------------------------
Balance at end of period          $     40,299    $     54,812    $     39,181
                                ==============================================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


9. Loss and Loss Adjustment Expenses (continued)

Case reserves were discounted at interest rates of approximately 4.6% and 4.5% in 2006 and 2005, respectively. The amount of the discount at December 31, 2006 and 2005 was $6,369 and $15,015, respectively.

At December 31, 2005, the Company had insured public finance obligations located in the City of New Orleans and the immediately surrounding areas and an investor-owned utility in New Orleans that were impacted by Hurricane Katrina. During the year ended December 31, 2006, incurred loss expense consisted primarily of the release of reserves on certain obligations impacted by Hurricane Katrina due to the improved financial condition of these credits and activity related to several structured finance transactions. During the year ended December 31, 2005, incurred loss expense consisted primarily of the establishment of reserves on obligations impacted by Hurricane Katrina and incurred expense related to several structured finance transactions. Loss and loss adjustment expense included (benefit) expense of $(7,919) and $20,093 related to obligations impacted by Hurricane Katrina for the years ended December 31, 2006 and 2005, respectively.

At December 31, 2006 and 2005 loss reserves and reinsurance recoverables included $8,967 and $255 and $21,833 and $1,740, respectively, related to obligations impacted by Hurricane Katrina. Loss reserves at December 31, 2006 and 2005 were based on management's assessment that the associated insured obligations have experienced impairment due to diminished revenue sources. Given the unprecedented nature of the events and the magnitude of damage in the affected areas related to Hurricane Katrina, the loss reserves were necessarily based upon estimates and subjective judgments about the outcomes of future events. The loss reserves were adjusted as additional information was available.

The Company paid no claims related to insured public finance obligations impacted by Hurricane Katrina during the year ended December 31, 2006. During the year ended December 31, 2005, the Company paid claims totaling $4,855 related to the insured public finance obligations and was fully reimbursed for these claims payments in 2005.

During the years ended December 31, 2006 and 2005, the Company paid claims totaling $4,216 and $1,055, respectively, related to the investor-owned utility impacted by Hurricane Katrina and received reimbursements of $796 in 2006, for these claims payments. For the years ended December 31, 2006 and 2005, the Company paid loss adjustment expenses for professional fees totaling $1,835 and $748, respectively, related to the investor-owned utility and received reimbursements of $1,792 for these expenses in 2006. The Company has not recorded a potential recovery for paid claims and loss adjustment expenses that have not been reimbursed as of December 31, 2006.

During the year ended December 31, 2004, the increase in incurred loss and loss adjustment expense related to several structured finance transactions of one particular issuer.

10. Variable Interest Entities

FIN 46-R provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company's consolidated financial statements. An entity is subject to FIN 46-R, and is called a variable interest entity ("VIE"), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity's operations or that do not absorb the majority of its expected losses or receive the majority of its expected residual returns. A VIE must be consolidated by its primary beneficiary, which is the party that has a majority of the VIE's expected losses or a majority of its expected residual returns, or both.

Additionally, FIN 46-R requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, Consolidation of all Majority-Owned Subsidiaries.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. During the first quarter of 2006, the Company consolidated a VIE as a result of financial guarantees provided by the Company on one transaction related to the securitization of life insurance reserves. This third-party VIE had assets of $750,000 and an equal amount of liabilities at December 31, 2006, which are shown under "Assets - Variable interest entity fixed maturity securities, held to maturity at amortized cost" and "Liabilities - Variable interest entity floating rate notes," respectively, on the Company's consolidated balance sheet at December 31, 2006. In addition, accrued investment income includes $1,298 related to the VIE's fixed income maturity securities, and the corresponding liability is shown under "Accrued investment expense-variable interest entity" on the Company's consolidated balance sheet at December 31, 2006. Although the third-party VIE is included in the consolidated financial statements, its creditors do not have recourse to the general assets of the Company outside of the financial guaranty policy provided to the VIE. The Company has evaluated its other structured finance transactions and does not believe any of the third-party entities involved in these transactions requires consolidation or disclosure under FIN 46-R. Interest income and expense of $35,893 and $35,893, respectively, were recognized in the year ended December 31, 2006 on the assets and liabilities of the VIE and are included on the Consolidated Statements of Income in "Interest income - investments held by variable interest entity" and "Interest expense - debt held by variable interest entity," respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


10. Variable Interest Entities (continued)

The Company has entered into agreements providing for the issuance of contingent preferred trust securities by a group of special purpose trusts. Each trust is solely responsible for its obligations, and has been established for the purpose of entering into a put agreement with the Company that obligates the trusts, at the Company's discretion, to purchase Perpetual Preferred Stock of the Company. The purpose of this arrangement is to provide capital support to the Company by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. These trusts are considered VIEs under FIN 46-R. However, the Company is not considered a primary beneficiary and therefore is not required to consolidate the trusts.

11. Related Party Transactions

The Company had various service agreements with subsidiaries of General Electric Company and GE Capital. These agreements provided for the payment by the Company of certain payroll and office expenses, investment fees pertaining to the management of the Company's investment portfolio, and telecommunication service charges. Approximately $179 in expenses were incurred during the year ended December 31, 2004 related to such agreements and are reflected in the accompanying consolidated financial statements. No expenses were incurred during the years 2006 and 2005.

The Company is party to a capital lease agreement with a subsidiary of GE Capital. The lease agreement covers leasehold improvements made to the Company's headquarters as well as furniture and fixtures and computer hardware and software used by the Company (see Note 19).

In 2004, the Company entered into a $300,000 soft capital facility, with GE Capital as lender and administrative agent. The soft capital facility, which replaced the capital support facility that the Company previously had with GE Capital, had an initial term of eight years. The Company paid GE Capital $1,132 under this agreement for the year ended December 31, 2004. This agreement was terminated by the Company in July 2004 and was replaced by a new soft capital facility (see Note 16).

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


11. Related Party Transactions (continued)

FGIC Corp. is party to transaction fee and monitoring fee agreements with the members of the Investor Group. Pursuant to these agreements, an affiliate of each member of the Investor Group received its pro rata portion of an aggregate transaction fee equal to $25,000. In addition, each of the members of the Investor Group will receive, in exchange for providing certain financial advisory services on behalf of FGIC Corp., its pro rata share of an aggregate $5,000 annual monitoring fee. FGIC Corp. may defer paying the monitoring fee in certain circumstances and did elect to defer in the period between December 18, 2003 and September 30, 2005. During 2005, FGIC Corp. paid the members of the Investor Group an aggregate of $10,192 in payment of the monitoring fee covering the period from December 18, 2003 through December 31, 2005. During 2006, FGIC Corp. paid the members of the Investor Group an aggregate of $3,789 for the monitoring fee covering the year ended December 31, 2006. As of December 31, 2006, FGIC Corp. had $1,211 payable to the Investor Group for the monitoring fee covering the year ended December 31, 2006. Pursuant to the transaction fee and monitoring fee agreements, FGIC Corp. has agreed to indemnify the members of the Investor Group and their respective affiliates and other related parties for losses relating to the transaction fee and monitoring fee agreements.

The Company insures certain non-municipal issues with GE Capital involvement as sponsor of the insured securitization and/or servicer of the underlying assets. For some of these issues, GE Capital also provides first loss protection in the event of default. Gross premiums written on these issues amounted to $2, $3 and $6 for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, principal outstanding on these deals before reinsurance was $5,667 and $6,142, respectively.

During 2006, the Company, in the normal course of operations, has entered into reinsurance transactions with PMI Guaranty Co. and PMI Mortgage Insurance Co., which are both wholly-owned subsidiaries of PMI. For the years ended December 31, 2006 and 2005, ceded premiums written were $4,041 and $582, respectively, and ceding commission income was $578 and $114, respectively. Accounts payable due to these subsidiaries were $1,283 and $102 at December 31, 2006 and 2005, respectively.

The Company, in the normal course of operations, has entered into reinsurance transactions with RAM Reinsurance Company Ltd ("RAM Re"), which is 24% owned by PMI. For the years ended December 31, 2006 and 2005, ceded premiums written for these transactions were $9,824 and $4,582, respectively, and ceding commission income was $2,929 and $1,369, respectively. Accounts payable due to RAM Re were $91 and $3 at December 31, 2006 and 2005, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


11. Related Party Transactions (continued)

Cypress, a member of the Investor Group, is reported to own approximately 15% of Scottish Re Group Limited ("Scottish Re"). During 2006, the Company entered into a structured finance transaction and assumed a structured finance transaction in which subsidiaries of Scottish Re were involved. Neither transaction involves (a) a guaranty by the Company of any obligation of Scottish Re, or (b) the payment of any fees or other amounts between the Company and Scottish Re. As of December 31, 2006, there were no amounts due to or from Scottish Re. Gross premiums written and premiums earned of $699 and $637, respectively, are reflected in the Consolidated Statements of Income for the year ended December 31, 2006.

The Company believes that the terms of the transactions involving GE Capital, PMI subsidiaries, RAM Re and Scottish Re described above were substantially identical to comparable transactions between unaffiliated parties.

12. Compensation Plans

Since January 1, 2004, the Company has offered a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis (for 2006, up to $15 for employees under age 50, plus an additional "catch up" contribution of up to $5 for employees 50 and older). The Company may also make discretionary contributions to the plan on behalf of employees. The Company contributed $4,255, $3,429 and $2,532 to the plan on behalf of employees for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company also offers a non-qualified deferred compensation plan for certain employees whose cash compensation equals or exceeds the cap under the 401(k) Plan. These employees may defer up to 100% of their pre-tax incentive compensation to a future date and accumulate tax-deferred earnings on this compensation. The Company may also make discretionary contributions to the plan on behalf of employees. The Company contributed $827, $583 and $470 to the plan on behalf of employees for the years ended December 31, 2006, 2005 and 2004, respectively.

13. Stock Compensation Plan

Employees of the Company may receive stock-based compensation under a FGIC Corp. incentive stock plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the fair value of the shares at the date of the grant. Restricted stock awards and restricted stock units are valued at the fair value of the stock on the grant date, with no cost to the grantee. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)


13. Stock Compensation Plan (continued)

No stock-based employee compensation cost related to stock options was recognized in the Consolidated Statements of Income for the years ended December 31, 2005 and 2004, as all options granted through that date had an exercise price equal to the fair value of the underlying common stock on the date of grant. For grants of restricted stock units, unearned compensation, equivalent to the estimated fair value of the common stock at the date of grant, was recorded as a separate component of stockholders' equity and subsequently amortized to compensation expense over the vesting period.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that method, compensation cost includes all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123(R). The Company estimated the fair value of all stock options at the date of grant using the Black-Scholes-Merton option pricing model. Results for prior periods have not been restated.

As a result of adopting SFAS No. 123(R) effective January 1, 2006, the Company's income before income taxes and net income for the year ended December 31, 2006 were impacted as follows:

                                                         Year ended
                                                     December 31, 2006
                                                  -----------------------
        Income before income taxes                    $    (6,816)

           Income tax benefit                               2,386
                                                  -----------------------

       Net income                                     $    (4,430)
                                                  =======================

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock options granted during the years ended December 31, 2005 and 2004. For purposes of this pro forma disclosure, the value of the stock options is amortized to expense over the stock options' vesting periods.

                                                                            Year ended
                                                                            December 31,
                                                                    2005               2004
                                                             --------------------------------------
Net income, as reported                                         $      190,466      $    156,880

    Stock option compensation expense determined under fair
    value-based method, net of tax                                     (2,109)           (1,200)
                                                             --------------------------------------

Pro forma net income                                            $      188,357      $    155,680
                                                             ======================================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



13. Stock Compensation Plan (continued)

A summary of option activity for the years ended December 31, 2006, 2005 and 2004 is as follows:

                                                             Number of Shares    Weighted Average
                                                                Subject to      Exercise Price per
                                                                 Options               Share
                                                           ----------------------------------------
          Balance at December 31, 2003:                           93,373            $     840
                                                           ========================================
              Granted                                             22,017                  752
              Exercised                                                -                    -
              Forfeited                                           (1,237)                 746
              Expired                                                  -                    -
                                                           ----------------------------------------
          Balance at December 31, 2004:                          114,153                  824
                                                           ----------------------------------------
              Granted                                             27,145                  711
              Exercised                                                -                    -
              Forfeited                                           (1,876)                 685
              Expired                                                  -                    -
                                                           ----------------------------------------
          Balance at December 31, 2005:                          139,422                  804
                                                           ----------------------------------------
              Granted                                             38,113                  850
              Exercised                                                -                    -
              Forfeited                                           (6,504)                 776
              Expired                                                  -                    -
                                                           ----------------------------------------
          Balance at December 31, 2006:                          171,031            $     815
                                                           ----------------------------------------
          Shares subject to options exercisable at:
          December 31, 2006                                       72,585            $     818
          December 31, 2005                                       42,630            $     840
          December 31, 2004                                       22,831            $     824

Exercise prices for the stock options outstanding at December 31, 2006 range from $600 to $1,080 per share. At December 31, 2006, the weighted average remaining contractual life of the outstanding options was approximately seven years. Stock options granted in 2006 vest ratably over four years and expire seven years from the date of grant. All stock options granted prior to December 31, 2005 vest ratably over five years and expire ten years from the date of grant.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



13. Stock Compensation Plan (continued)

The weighted average per share fair value of the stock options granted during the years ended December 31, 2006, 2005 and 2004 was $238.00, $211.94, and
$48.21, respectively, estimated at the date of grant, using the Black-Scholes-Merton option valuation model based on the following assumptions:

                                                             Year ended December 31,
                                             ---------------------------------------------------------
                                                   2006                2005               2004
                                             ------------------ ------------------- ------------------

             Expected life                         4 Years            5 Years             5 Years
             Risk-free interest rate                 4.46%             3.691%              4.021%
             Volatility factor                       25.0%              25.0%               25.0%
             Dividend yield                              -                  -                   -

The total fair value of stock options granted during the years ended December 31, 2006, 2005 and 2004 was approximately $9,071, $5,753 and $1,100, respectively.

As of December 31, 2006, there was $5,584 of total unrecognized compensation cost related to unvested stock options granted. These costs are expected to be recognized through April 30, 2010.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)




13. Stock Compensation Plan (continued)

Restricted Stock Units
The Company recorded $880 and $45 in compensation expense related to the grant of restricted stock units for the years ended December 31, 2006 and 2005, respectively. A summary of restricted stock units is as follows:

                                                                   Weighted
                                                                 Average Grant
                                                   Shares       Date Fair Value
                                              ----------------------------------
            Balance at December 31, 2003:            -                       -
                Granted                             200                    600
                Delivered                            -                       -
                Forfeited                            -                       -
                                              ----------------------------------
            Balance at December 31, 2004:           200          $         600
                                              ----------------------------------
                Granted                              37                    710
                Delivered                            -                       -
                Forfeited                            -                       -
                                              ----------------------------------
            Balance at December  31, 2005:          237                    617
                                              ----------------------------------
                Granted                            3,275                   850
                Delivered                          (237)                   617
                Forfeited                          (213)                   850
                                              ----------------------------------
            Balance at December  31, 2006:         3,062                   850
                                              ----------------------------------

As of December 31, 2006 there was $1,451 of total unrecognized compensation cost related to unvested restricted stock units granted. These costs are expected to be recognized through January 31, 2009.

14. Dividends

Under New York insurance law, the Company may pay dividends to FGIC Corp. only from earned surplus, subject to the following limitations: (a) the Company's statutory surplus after any dividend may not be less than the minimum required paid-in capital, which was $72,500 in 2006, 2005, and 2004 and (b) dividends may not exceed the lesser of 10% of its surplus or 100% of adjusted net investment income, as defined by New York insurance law, for the preceding twelve-month period, without the prior approval of the New York State Superintendent of Insurance.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



14. Dividends (continued)

During the year ended December 31, 2006, the Company declared dividends to FGIC Corp. totaling $20,000 on its common stock and paid dividends of $10,000 to FGIC Corp., which owns all of the Company's common stock. During the years ended December 31, 2005 and 2004, the Company did not declare nor pay dividends to FGIC Corp.

15.  Revolving Credit Facility

During December 2005, FGIC Corp. and the Company entered into a $250,000 senior unsecured revolving credit facility that matures on December 11, 2010. The facility is provided by a syndicate of banks and other financial institutions. In connection with the facility, $150 in syndication costs were prepaid and will be amortized into expense over the term of the facility. The facility replaced a similar one-year facility that matured in December 2005. No draws have been made under either facility.

16. Preferred Trust Securities

On July 19, 2004, the Company entered into a $300,000 facility, consisting of Money Market Committed Preferred Custodial Trust Securities ("CPS Securities"). This facility replaced a $300,000 "soft capital" facility previously provided by GE Capital. Under the 2004 facility, each of six separate Delaware trusts (the "Trusts"), issues $50,000 in perpetual CPS Securities on a rolling 28-day auction rate basis. Proceeds from these securities are invested in high quality, short-term securities and are held in the respective Trusts. Each Trust is solely responsible for its obligations and has been established for the purpose of entering into a put agreement with the Company, which obligates the Trusts, at the Company's discretion, to purchase perpetual Preferred Stock of the Company.

In this way, the program provides capital support to the Company by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. In connection with the establishment of the Trusts, the Company incurred $4,638 of expenses, which is included in "Other operating expenses" for the year ended December 31, 2004. The Company recorded expenses for the right to put its shares to the Trusts of $1,432, $1,806, and $905 for the years ended December 31, 2006, 2005, and
2004, respectively.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



17. Financial Instruments

(a)   Fair Value of Financial Instruments

      The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

      Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities. Fair value disclosure for fixed maturity securities is included in the consolidated balance sheets and in Note 5.

      Short-Term Investments: Short-term investments are carried at fair value, which approximates cost.

      Cash and Cash Equivalents, Accrued Investment Income, Prepaid Expenses and Other Assets, Receivable from Related Parties, Ceded Reinsurance Balances Payable, Accounts Payable and Accrued Expenses and Payable for Securities Purchased: The carrying amounts of these items approximate their fair values.

      The estimated fair values of the Company's financial instruments at December 31, 2006 and 2005 were as follows:


                                                            2006                       2005
                                                 ------------------------------------------------------
                                                   Carrying       Fair       Carrying        Fair
                                                    Amount        Value       Amount         Value
                                                 ------------------------------------------------------
         Financial assets:
            Cash on hand and in-demand accounts   $    29,963  $   29,963   $    45,077   $   45,077
            Short-term investments                    211,726     211,726       159,334      159,334
            Fixed maturity securities,
              available for sale                    3,627,007   3,627,007     3,258,738    3,258,738
            Variable interest entity fixed
              maturity securities, held to
              maturity                                750,000     750,000             -            -


       Financial Guaranties: The carrying value of the Company's financial guaranties is represented by the unearned premium reserve, net of deferred acquisition costs, loss and loss adjustment expense reserves and prepaid reinsurance premiums. Estimated fair values of these guaranties are based on an estimate of the balance that is necessary to bring the future returns for the Company's embedded book of business to a market return. The estimated fair values of such financial guaranties was $1,176,823 compared to a carrying value of $1,243,530 as of December 31, 2006, and $1,098,165 compared to a carrying value of $1,099,045 as of December 31, 2005.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



17. Financial Instruments (continued)

      As of December 31, 2006 and 2005, the net present value of future installment premiums was approximately $630,831 and $393,000, respectively, both discounted at 5%.

      Derivatives: For fair value adjustments on derivatives, the carrying amount represents fair value. The Company uses quoted market prices when available, but if quoted market prices are not available, management uses internally developed estimates.

(b)   Concentrations of Credit Risk

      The Company considers its role in providing insurance to be credit enhancement rather than credit substitution. The Company insures only those securities that, in its judgment, are of investment grade quality. The Company has established and maintains its own underwriting standards that are based on those aspects of credit that the Company deems important for the particular category of obligations considered for insurance.

      Credit criteria include economic and social trends, debt management, financial management and legal and administrative factors, the adequacy of anticipated cash flows, including the historical and expected performance of assets pledged to secure payment of securities under varying economic scenarios, and underlying levels of protection, such as insurance or over-collateralization.

      In connection with underwriting new issues, the Company sometimes requires, as a condition to insuring an issue, that collateral be pledged or, in some instances, that a third-party guaranty be provided for the term of the issue by a party of acceptable credit quality obligated to make payment prior to any payment by the Company. The types and extent of collateral varies, but may include residential and commercial mortgages, corporate and/or government debt and consumer receivables.

      As of December 31, 2006, the Company's total outstanding principal insured was $299,889,266, net of reinsurance of $29,888,237. The Company's insured portfolio as of December 31, 2006 was broadly diversified by geographic and bond market sector, with no single obligor representing more than 1% of the Company's principal insured outstanding, net of reinsurance. The insured portfolio includes exposure executed in the form of a credit derivative. The principal written in the form of credit derivatives was $25,888,996 at December 31, 2006.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



17. Financial Instruments (continued)

      As of December 31, 2006, the composition of principal insured by type of issue, net of reinsurance, was as follows:

                                                           Net Principal
                                                            Outstanding
                                                        -----------------
      Municipal:
        Tax-supported                                   $    134,917,574
        Utility revenue                                       35,337,159
        Transportation                                        24,501,099
        Education                                             10,259,116
        Health Care                                            6,495,630
        Investor-owned utilities                               4,825,029
        Housing                                                1,582,963
         Other                                                 1,417,555
      Non-municipal and international                         80,553,141
                                                        -----------------
      Total                                             $    299,889,266
                                                        =================

      As of December 31, 2006, the composition of principal insured ceded to reinsurers was as follows:

                                                         Ceded Principal
                                                           Outstanding
                                                        ------------------
      Reinsurer:
        Radian Asset Assurance Inc.                     $      9,104,883
        Assured Guaranty Corp                                  5,634,737
        BluePoint RE                                           3,933,256
        Assured Guaranty Re Ltd.                               3,167,811
        RAM Reinsurance Company Ltd.                           2,637,039
        Other                                                  5,410,511
                                                        ------------------
      Total                                             $     29,888,237
                                                        ==================

      The Company did not have recoverables in excess of 3% of stockholders' equity from any single reinsurer.

      The Company's insured gross and net principal and interest outstanding was $519,514,036 and $468,625,903, respectively, as of December 31, 2006.

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



      17. Financial Instruments (continued)

      FGIC is authorized to do business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands and in the United Kingdom. Principal insured outstanding at December 31, 2006 by state, net of reinsurance, was as follows:

                                                     Net Principal
                                                      Outstanding
                                                   ------------------

            California                             $     35,178,629
            New York                                     22,327,210
            Florida                                      15,617,186
            Pennsylvania                                 14,525,136
            Texas                                        12,799,320
            Illinois                                     11,957,490
            New Jersey                                   10,150,268
            Michigan                                      8,685,038
            Ohio                                          7,056,980
            Arizona                                       6,556,683
                                                   ------------------

            All other states                             74,482,184
            Mortgage and asset-backed                    67,980,672
            International                                12,572,470
                                                   ------------------
            Total                                  $    299,889,266
                                                   ==================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



18. Commitments and Contingencies

Lease Obligations

The Company leases office space and equipment under operating lease agreements in the United States and the United Kingdom. Rent expense under operating leases for the years ended December 31, 2006, 2005 and 2004 was $4,319, $3,631, and $3,070 respectively. Future payments associated with these leases are as follows as of December 31, 2006:

                                                            Operating Lease
                                                              Commitment
                                                                Amount
                                                        ---------------------
             Year:
                2007                                       $       3,740
                2008                                               4,841
                2009                                               5,980
                2010                                               6,013
                2011                                               6,109
                2012 and thereafter                               52,170
                                                        ---------------------
             Total minimum future rental payments          $      78,853
                                                        =====================

In connection with the Transaction, the Company entered into a capital lease with an affiliate of GE Capital, covering leasehold improvements and computer equipment to be used at its headquarters. At the lease termination date of June 30, 2009, the Company will own the leased equipment. Future payments associated with this lease are as follows as of December 31, 2006:

                                                             Capital Lease
                                                              Commitment
                                                                Amount
                                                        ---------------------
             Year ending December 31:
                2007                                            1,545
                2008                                            1,391
                2009                                              265
             Total                                              3,201
             Less interest                                        258
                                                        ---------------------
             Present value of minimum lease payments    $       2,943
                                                        =====================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



18. Commitments and Contingencies (continued)

Justice Department Subpoena

On November 15, 2006, FGIC received a grand jury subpoena from the Antitrust Division of the U.S. Department of Justice. Based upon press reports, FGIC believes that the subpoena relates to an ongoing criminal investigation of alleged bid rigging of awards of municipal guaranteed investment contracts ("Municipal GICs") and that several other companies (including other financial guarantors) received similar subpoenas.

Until December 18, 2003, FGIC was affiliated with certain companies (the "Former Affiliates") that provided Municipal GICs; however, at no time did FGIC provide program insurance for Municipal GICs. The Former Affiliates remained a part of GE Capital after the Transaction, and all obligations under the outstanding Municipal GICs remained with the Former Affiliates.

The subpoena contains no allegations or statements concerning FGIC's activities or business practices, and FGIC is not aware of any such allegations. FGIC has complied with all requests of the Justice Department and intends to continue to cooperate fully with the investigation.

19. Comprehensive Income

Accumulated other comprehensive income (loss) of the Company consists of net unrealized gains and losses on investment securities and foreign currency translation adjustments. The components of other comprehensive income for the years ended December 31, 2006, 2005 and 2004 are as follows:

                                                                         Year ended December 31, 2006
                                                               -----------------------------------------------
                                                                    Before          Tax            Net of
                                                                     Tax                            Tax
                                                                    Amount                         Amount
                                                               -----------------------------------------------

       Unrealized holding gains arising during the year           $  18,583      $  (6,504)     $   12,079
       Less reclassification adjustment for gains realized
          in net income                                                (274)            96            (178)
                                                               -----------------------------------------------
       Unrealized gains on investments                               18,309         (6,408)         11,901
       Foreign currency translation adjustment                       11,583         (3,387)          8,196
                                                               -----------------------------------------------
       Total other comprehensive income                           $  29,892      $  (9,795)     $   20,097
                                                               ===============================================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)




19. Comprehensive Income (continued)

                                                                        Year ended December 31, 2005
                                                                  ------------------------------------------
                                                                     Before         Tax          Net of
                                                                      Tax                          Tax
                                                                     Amount                      Amount
                                                                  ------------------------------------------

Unrealized holding losses arising during the year                   $  (36,050)   $  12,566      $ (23,484)
Less reclassification adjustment for gains realized
   in net income                                                          (101)          35            (66)
                                                                  ------------------------------------------
Unrealized losses on investments                                       (36,151)      12,601        (23,550)
Foreign currency translation adjustment                                 (8,454)       2,922         (5,532)
                                                                  ------------------------------------------
Total other comprehensive loss                                      $  (44,605)   $  15,523      $ (29,082)
                                                                  ==========================================


                                                                        Year ended December 31, 2004
                                                                  ------------------------------------------
                                                                     Before         Tax          Net of
                                                                      Tax                          Tax
                                                                     Amount                      Amount
                                                                  ------------------------------------------

Unrealized holding gains arising during the year                    $  14,928     $  (5,225)     $   9,703
Less reclassification adjustment for gains realized
   in net income                                                         (559)          196           (363)
                                                                  ------------------------------------------
Unrealized gains on investments                                        14,369        (5,029)         9,340
Foreign currency translation adjustment                                 6,286        (2,200)         4,086
                                                                  ------------------------------------------
Total other comprehensive income                                    $  20,655     $  (7,229)     $  13,426
                                                                  ==========================================

             Financial Guaranty Insurance Company and Subsidiaries

               (Dollars in thousands, except per share amounts)



20. Quarterly Financial Information (Unaudited)

                                                      Three months ended                    Year ended
                                     ------------------------------------------------------
                                       March 31,    June 30,    September   December 31,    December 31,
                                         2006         2006       30, 2006       2006           2006
                                     ---------------------------------------------------------------------

Gross premiums written                  $ 89,281    $163,260     $  85,030   $  103,660     $  441,231
Net premiums written                      82,585      134,373       66,590       83,266        366,814
Net premiums earned                       59,464       71,845       62,738       72,410        266,457
Net investment income and net
    realized gains                        32,319       34,038       35,803       36,315        138,475
Interest income-investments held by
    variable interest entity               4,937        9,658       10,033       11,265         35,893
Other income and net realized and
   unrealized gains (expense) on
   credit derivative products                308          (48)       1,596          740          2,596
Total revenues                            97,028      115,493      110,170      120,730        443,421
Losses and loss adjustment expenses       (1,933)        (265)         520       (7,022)        (8,700)
Interest expense - debt held by
    variable interest entity               4,937        9,658       10,033       11,265         35,893
Income before taxes                       77,573       90,732       85,119       99,432        352,856
Net income                                58,711       67,211       63,563       74,353        263,838

                                                        Three months ended                    Year ended
                                     -------------------------------------------------------
                                        March 31,      June 30,   September 30, December 31, December 31,
                                          2005           2005          2005         2005         2005
                                     ---------------------------------------------------------------------

Gross premiums written                   $84,404       $131,335       $96,787      $97,676      $410,202
Net premiums written                      82,609        113,305        92,331       92,809       381,054
Net premiums earned                       52,633         61,907        54,794       55,235       224,569
Net investment income and net
realized gains                            27,558         28,389        30,117       31,109       117,173
Other income (expense)                       426             90           402         (323)          595
Total revenues                            80,617         90,386        85,313       86,021       342,337
Losses and loss adjustment expenses       (2,611)        (3,066)       20,693        3,490        18,506
Income before taxes                       71,100         81,377        48,783       70,274       271,534
Net income                                53,306         59,992        39,407       53,721       206,426